UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 2, 2009

Date of report (Date of earliest event reported)

Supertel Hospitality, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Virginia

(State or Other Jurisdiction of Incorporation)

1-34087	52-1889548
(Commission File Number)	(IRS Employer Identification No.)

309 North Fifth Street
Norfolk, NE	68701
(Address of Principal Executive Offices)	(Zip Code)

(402) 371-2520

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities

On April 2, 2009, the Board of Directors of Supertel Hospitality, Inc. authorized the issuance of 863,611 shares of common stock, $.01 par value per share, of the company to Budget Motels, Inc. (“BMI”) in exchange for 863,611 common limited partnership units of the company’s operating partnership, Supertel Limited Partnership, in accordance with the Third Amended and Restated Agreement of Limited Partnership, as amended, of the partnership. The common limited partnership units were issued to BMI in 2007 in connection with the company’s purchase of hotels. Mr. William Latham, a director of the company, is the owner of BMI. The issuance of these common shares was effected in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Supertel Hospitality, Inc. announced on April 2, 2009 that Kelly A. Walters, age 48, will become the company’s President and Chief Executive Officer effective April 14, 2009. He will be paid a base salary of $250,000 per annum. Mr. Walters was an executive with Investors Real Estate Trust from October 2006 to April 2009, serving as Senior Vice President of Capital Markets and New Business Development. From 1993 to 2006 he was Senior Vice President and Chief Investment Officer of Magnum Resources, Inc.

Mr. Walters will succeed Paul J. Schulte, age 75, the current President and Chief Executive Officer of the company. Mr. Schulte will continue as an officer of the company until his retirement on December 31, 2009. Mr. Schulte’s employment letter is attached hereto as an exhibit and incorporated herein by this reference.

On April 2, 2009, Joseph Caggiano, a member of the company’s board of directors notified the company that he will retire from the board upon conclusion of the annual shareholders meeting, scheduled for May 28, 2009.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.
10.1	Employment Letter dated April 2, 2009 of Paul Schulte.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Supertel Hospitality, Inc.

Date: April 2, 2009	By: /s/ Donavon A. Heimes
Name: Donavon A. Heimes
Title: Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Letter dated April 2, 2009 of Paul Schulte.